Exhibit 99.1

Contact:	Marie-France Tschudin	Catarina Edfjäll
	Director, Strategic Marketing	Head of Regulatory Affairs
	Europe	Europe
	Celgene International	Celgene International
	+41 32 729 84 30	+41 32 729 87 63
TWO STUDIES DEMONSTRATE REVLIMID® (lenalidomide) ACTIVITY IN PATIENTS WITH
RELAPSED/REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA
Powerful indicators of response to REVLIMID shown in study around most common form of blood cancer
BOUDRY, SWITZERLAND — (December 10, 2007) — Celgene International Sárl (NASDAQ: CELG) announced that clinical data from two ongoing REVLIMID studies in Relapsed/Refractory Aggressive Non-Hodgkins Lymphoma (NHL) were reported during the 49th Annual Meeting of the American Society of Hematology (ASH). These studies demonstrate REVLIMID’s activity in NHL and the need to further evaluate treatment in this critical area of blood disease.
NHL is the most common form of blood cancer in the United States affecting nearly 500,000 people. Approximately 50% have aggressive NHL, while the other half have indolent or follicular lymphoma. According to the Leukemia & Lymphoma Society, more than 63,000 men and women in the United States are diagnosed with NHL each year.
The initial analysis of the first 46 patients of a 200 patient phase-II, multi-center open-label clinical study, NHL-003, shows encouraging results that are consistent with those of the earlier NHL-002 trial (Abstract #2565). Responses were seen across all sub-types of NHL. Furthermore, prognostic factors have been identified that may be predictive of response to REVLIMID monotherapy. The study reported that overall response to single agent lenalidomide was 28%, with 6 responses in the diffuse large B-cell lymphoma group (21%) and 5 in the mantle cell lymphoma group (38%). Ten patients had stable disease (SD), for a tumor control rate (CR, unconfirmed CR, PR or SD) of 50%.
“The data from these studies are encouraging in that they show an impressive response to REVLIMID in relapsed/refractory, aggressive NHL,” said John Leonard, M.D., The Richard T. Silver Distinguished Professor of Hematology Medical Oncology at Weill Cornell Medical College. “These data justify a wide exploration of REVLIMID in a variety of lymphoma settings both alone and in combination, and warrant a detailed assessment of which patients can particularly benefit.”

This data validated NHL-002, which showed that tumor burden and time from last dose of rituxumab were demonstrated to be highly significant predictive factors for response of aggressive NHL to lenalidomide monotherapy. Although, ALC did not reach significance, a trend was evident. Analysis of the individual prognostic factors for response in the NHL-003 study indicated a trend for all 3 factors:
• Low disease burden as estimated by the sum of all bi-dimensionally measured disease (33% for < 50 cm2 versus 17% for > 50 cm2)
• Longer time from last rituximab dose to lenalidomide treatment (44% for
> 230 days versus 5% for < 230 days)
• Higher ALC (34% for > 0.6 × 109/L versus 10% for < 0.6 × 109/L)
The incidence of grade III/IV thrombocytopenia and neutropenia in all patients was 16% and 24% respectively. Nine percent of the patients experienced leucopenia.
In the NHL-002 study overall response rate was 35%, including two complete responses, four complete responses unconfimed and 11 partial responses. Eleven patients had stable disease (SD) for a tumor control rate of 57%. Median duration of response was 6.2 months and median progression-free survival was 3.7 months.
The most common Grade 3 adverse events observed in patients who received lenalidomide in the trial were fatigue (17%), thrombocytopenia (11%) and leucopenia (11%). Grade 4 adverse events observed included neutropenia (22%) and thrombocytopenia (11%).
About REVLIMID®
REVLIMID has obtained Orphan Drug designation in the EU, U.S., and Australia. REVLIMID is approved for use as an oral treatment in multiple myeloma in combination with dexamethasone by the European Medicines Agency (EMEA). REVLIMID is currently approved in the US by the U.S. Food and Drug Administration (FDA) for multiple myeloma in combination with dexamethasone for patients who have received at least one prior therapy. REVLIMID is also approved for treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities by the FDA.
About Non-Hodgkin’s Lymphoma
Lymphoma is the name for the group of blood cancers that start in the lymphatic system, which is part of the body’s immune system. Lymphomas generally start in the lymph nodes or lymphatic tissue in sites of the body such as the stomach or intestines. They may involve the marrow and the blood in some cases as well. Most people with lymphoma have one of the many different kinds of non-Hodgkin’s lymphoma (NHL) and there are an estimated 360,000 cases of NHL in the U.S. with more than 59,000 new cases diagnosed annually.

About Celgene International Sárl
Celgene International Sárl, located in Boudry, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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